COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIODS ENDED AS OF SEPTEMBER 30, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of September 30, 2004

	2004	2003

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	166,044,191	203,147,692

Net income (Gain/Losses)	324,372,126	9,670,834

Result in sales of assets	-469,320,661	-3,917,051

Gain (loss) in sale of fixed assets	-708,862	-333,793
Gain in sale of investments (less)	-468,611,799	-3,651,096
Loss in sale of investments (less)	0	67,838

Charges (credits) to income not affecting cash flows:	333,157,865	246,842,013

Depreciation	181,675,108	203,930,774
Intangibles amortization	2,068,043	1,392,171
Write-off and provisions	21,005,889	25,176,277
Equity earnings from related companies (less)	-353,666	-1,073,260
Equity losses from related companies	85,269	423,439
Amotization of goodwill	140,000,015	20,572,392
Price-level restatement (net)	2,275,986	415,141
Gain (loss) on foreign currency transactions	-13,464,652	-1,380,037
Other credits not affecting cash flows	-1,792,247	-5,141,494
Other charges not affecting cash flows	1,658,120	2,526,610

Decrease (increase) in current assets:	-8,641,804	-11,660,562

(Increase) Decrease in trade receivables	-7,882,210	-17,250,013
(Increase) Decrease in inventories	-14,357,672	-5,211,401
(Increase) Decrease in other current assets	13,598,078	10,800,852

Increase (decrease) in current liabilities:	-13,702,777	-37,893,068

Increase (decrease) in due to related companies,
related with operating activities	-47,041,298	-36,125,387
Increase (decrease) in accrued interest payable	-7,638,500	-9,912,521
Increase (decrease) in income tax payable, net	44,587,987	14,863,279
Increase (decrease) in other accounts payable
related with non operating result	-2,546,888	-3,926,133
Increase (decrease) in value-added tax, net, and other	-1,064,078	-2,792,306

Income ( loss) of minority interest	179,442	105,526

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIODS ENDED AS OF SEPTEMBER 30, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of September 30, 2004

	2004	2003

NET CASH PROVIDED BY FINANCING ACTIVITIES	-615,927,264	-162,229,263

Liabilities with the public	34,651,890	20,127,715
Other financing disbursements	75,405	0
Repayment of dividends (less)	-507,979,982	-17,046,511
Repayment of loans (less)	-17,081,823	-94,565,987
Repayment of liabilities with the public (less)	-103,406,742	-70,744,480
Repayment of loans to related companies (less)	-22,186,012	0

NET CASH USED IN INVESTING ACTIVITIES	784,697,981	-40,989,893

Sale of fixed assets	117,895	645,987
Sale of permanent investments	677,140,975	33,955,503
Sale of other investments	17,233,225	63,451,973
Collection of loans from related companies	169,029,504	0
Other revenues from investments	0	209
Additions to fixed assets (less)	-70,081,046	-101,897,557
Investments in financial instruments (less)	-6,366,573	-33,929,011
Other investment disbursements (less)	-2,375,999	-3,216,997

NET CASH FLOW FOR THE PERIOD	334,814,908	-71,464

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-4,544,382	-606,052

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	330,270,526	-677,516

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	33,963,939	21,647,153

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	364,234,465	20,969,637